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EXHIBIT 4.4

EXECUTION COPY

AMENDMENT AND CONSENT AGREEMENT

        THIS AMENDMENT AND CONSENT AGREEMENT (this "Agreement"), dated as of September 20, 2002, to the Restated Credit Agreement, dated as of November 29, 1999 (as the same may be further amended, supplemented or modified from time to time in accordance with its terms, the "Credit Agreement"), among Water Pik, Inc., a Delaware corporation ("Water Pik"), and Laars, Inc., a Delaware corporation ("Laars" and together with Water Pik, herein referred to as the "Borrowers"), the Guarantors named therein, the financial institutions named therein (the "Lenders") and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as agent (the "Agent") for the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

        WHEREAS, the Borrowers have requested that the Agent and the Lenders amend a certain provision of the Credit Agreement and consent to the sale of its accounts receivable of Kmart Corporation and any and all of its affiliates, divisions or subsidiaries (the "Kmart Receivables") pursuant to The CIT Group/Commercial Services, Inc. Single Customer Credit Approved Receivables Purchasing Agreement ("Sale of Kmart Receivables Program").

        WHEREAS, the Agent and the Lenders are willing to take all the aforementioned action on the terms and conditions hereof.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

  Section 1. Amendment under Credit Agreement

        1.1  Section 7.05(c) of the Credit Agreement is amended in its entirety to read as follows:

          "(c) sales of accounts receivable permitted by Section 7.12 and sales of accounts receivable of Kmart Corporation and any and all of its affiliates, divisions or subsidiaries pursuant to The CIT Group/Commercial Services, Inc. Single Customer Credit Approved Receivables Purchasing Agreement."

        1.2  Except for the specific amendment set forth in Section 1.1 above, nothing herein shall be deemed to be an amendment of any covenant or agreement contained in the Credit Agreement, and the Borrowers and the Loan Parties hereby agree that all of the covenants and agreements contained in the Credit Agreement are hereby ratified and confirmed in all respects.

  Section 2. Consent under Credit Agreement

        2.1  Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Agent and the Required Lenders hereby consent to the Sale of Kmart Receivables Program.

        2.2  The Agent is authorized to enter into such documents and instruments as shall be necessary to effectuate the Sale of Kmart Receivables Program.

  Section 3. Conditions Precedent

        Sections 1 and 2 of this Agreement shall become effective upon the execution and delivery of counterparts hereof by the parties listed below and the fulfillment of the following conditions:

          (a)  The Borrowers shall provide to the Agent true and correct copies of all documents executed in connection with the Sale of Kmart Receivables Program.

          (b)  All representations and warranties contained in this Agreement or otherwise made in writing to the Agent in connection herewith shall be true and correct.

          (c)  No unwaived event has occurred and is continuing which constitutes a Default or Event of Default under the Credit Agreement.

          (d)  The Borrowers shall reimburse the Agent for all of its out-of-pocket expenses, including legal fees, associated with this Agreement, all of which may be charged to the Borrowers' accounts with the Agent.

  Section 4. Miscellaneous

        4.1  Each of the Borrowers reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement and all such representations and warranties are true and correct on the date hereof with the same force and effect as if made on such date, except as they may specifically refer to an earlier date.

        4.2  Except as herein expressly amended or waived, each of the Credit Agreement and the Security Agreement are ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

        4.3  All references to the Credit Agreement in the Credit Agreement, the Security Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean each of the Credit Agreement as amended hereby and as the same may in the future be amended, restated, supplemented or modified from time to time.

        4.4  This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

        4.5  THIS AGREEMENT IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAARS, INC.
By:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
WATER PIK, INC.
By:	/s/ VICTOR C., STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
JANDY INDUSTRIES, INC., as a Guarantor
By:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
WATERPIK INTERNATIONAL, INC. as a Guarantor
By:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
WATER PIK TECHNOLOGIES FOREIGN SALES CORPORATION
By:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
WATER PIK TECHNOLOGIES, INC.
By:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President—Finance, CFO & Treas.
JPMORGAN CHASE BANK (f/k/a The Chase Manhattan Bank), as Agent and as a Lender
By:	/s/ DONNA M. DIFORIO
Name:	Donna M. DiForio
Title:	Vice President

BANK ONE, ARIZONA, N.A., as a Lender
By:	/s/ TINA ZELLER
Name:	Tina Zeller
Title:	Vice President
MELLON BANK, N.A., as a Lender
By:	/s/ J. CATE
Name:	J. Cate
Title:	Vice President
PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ SANDRA SHA KENYON
Name:	Sandra Sha Kenyon
Title:	Vice President
UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ STEPHEN W. DUNNE
Name:	Stephen W. Dunne
Title:	Vice President

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  EXHIBIT 4.4
  EXECUTION COPY
AMENDMENT AND CONSENT AGREEMENT